Exhibit 10.15

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT BY AND

BETWEEN THE JACKSONVILLE BANK AND SCOTT M. HALL

THIS AMENDMENT is adopted this 22nd day of December, 2010, by and between The Jacksonville Bank, a state-chartered commercial bank located in Jacksonville Beach, Florida (the “Company”) and Scott M. Hall (the “Executive”).

The Company and the Executive executed the Employment Agreement by and between The Jacksonville Bank and Scott M. Hall dated May 10, 2010 (the “Agreement”).

The undersigned hereby amend the Agreement for the purposes of eliminating unnecessary terms and providing for the survival of certain provisions following the termination of the Agreement.

Section 1 of the Agreement shall be deleted in its entirely and replaced by the following:

1. Employment and Term. The Bank shall employ Employee pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The initial term of employment shall be for a period of twelve (12) months, commencing on the Effective Date. Upon each new day of the twelve (12) month period of employment from the Effective Date, the term of this Agreement shall be automatically extended for one (1) additional day, to be added to the end of the then-existing twelve (12) month term. Accordingly, at all times prior to a Notice of Termination, as defined in Section 9(b) (or an actual termination) the term of this Agreement shall be twelve (12) full months. However, either Party may terminate this Agreement by giving the other Party written notice of intent not to renew. The automatic extensions of the term of this Agreement shall immediately be suspended upon an employment termination by reason of death or disability or retirement, or an employment termination made voluntarily by the Employee (other than for Good Reason as defined in Section 9(d), or involuntarily for Just Cause as defined in Section 9(b)). Additionally, the Board shall, on an annual basis, review Employee’s performance to determine whether this Agreement should continue to be extended. The Board’s action will be reflected in the Board’s meeting minutes.

In the event the Employee gives a Notice of Termination, the term of this Agreement shall expire upon the thirtieth (30th) day following the delivery to the Bank of such Notice of Termination. Except as otherwise provided below, a voluntary employment termination by the Employee shall result in the termination of the rights and obligations of the parties under this Agreement.

In the event the Bank desires to involuntarily terminate the employment of Employee (for purposes of this Agreement, a voluntary employment termination by the Employee for Good Reason shall be treated as an involuntary termination of the Employee’s employment without Just Cause), the Bank shall deliver to the Employee a Notice of Termination, and the following provisions shall apply:

(a) In the event the involuntary termination is for Just Cause, this Agreement shall terminate immediately upon delivery to the Employee of such Notice of Termination. Such a termination for Just Cause shall result in the termination of all rights and obligations of the Parties under this Agreement, except as provided below.

(b) In the event the involuntary termination is without Just Cause, the Employee shall be entitled to receive the severance benefits set forth in Sections 9(f) and 9(g) herein.

Notwithstanding any provision of this Agreement to the contrary, under all circumstances, the terms and provisions of Sections 11 through 17 shall continue to apply.

A new Section 18(k) shall be added as follows:

18(k). Survival. The provisions of Section 11 through 17 of this Agreement shall survive any termination of this Agreement.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this Amendment.

Executive:

/s/ Scott M. Hall
Scott M. Hall

The Jacksonville Bank

/s/ Price Schwenck
By:	Price Schwenck
Title:	Chairman